Exhibit 99.11

FEBRUARY 2019 SUPPLEMENTAL CONFIRMATION
Date:	February 13, 2019

To:	Cactus Holding Company, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985
Reference Number:          To be advised by CGMI
The purpose of this February 2019 Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and Cactus Holding Company, LLC (“Counterparty”) on the Trade Date specified below.  This February 2019 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This February 2019 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of October 30, 2015 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this February 2019 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.          The terms of the Transaction to which this February 2019 Supplemental Confirmation relates are as follows:
Trade Date:	February 13, 2019
Prepayment Amount:
As determined by the Calculation Agent taking into account the Reference Price, the Forward Floor Price and the Forward Cap Price.  Counterparty directs, and CGMI agrees to pay, the Prepayment Amount in accordance with the terms of the Repo Repurchase Termination and Irrevocable Instruction Letter Agreement.

Prepayment Date:	The “Extension Payment Date” as defined in the Repo Termination and Irrevocable Instruction Agreement.
Repo Termination and Irrevocable Instruction Agreement:
The Repo Termination and Irrevocable Instruction Agreement, dated on or about Trade Date, between Citibank, N.A., CGMI, Citigroup Global Markets Limited, represented by CGMI as its agent, Counterparty, M Capital Group Investors II, LLC, Cactus Holding Company II, LLC and the other parties signatory thereto.

Reference Price:
An amount per Share equal to the arithmetic average of the Settlement Prices for each Initial Calculation Date, subject to “Averaging Date Disruption” below; provided that references to “Valuation Date” in Settlement Price shall be deemed to mean “Initial Calculation Date”.

Initial Calculation Dates:	Each of the 5 Scheduled Trading Days commencing on and including the Initial Calculation Period Start Date.

Initial Calculation Period:
The period commencing on and including the Initial Calculation Period Start Date and (without duplication) ending on and including the Initial Calculation Period End Date.  Promptly following the Initial Calculation Period End Date, the Calculation Agent shall notify Counterparty of (a) the Reference Price, (b) the Forward Floor Price, (c) the Forward Cap Price and (d) the Prepayment Amount.

Promptly following the Initial Calculation Period End Date, CGMI will deliver to Counterparty an Optional Early Termination Amount table, similar in form to that attached to the Fourth Amended and Restated Supplemental Confirmation and prepared by CGMI using a consistent methodology.

Initial Calculation Period Start Date:	The Trade Date.
Initial Calculation Period End Date:	The final Initial Calculation Date.
Averaging Date Disruption:
Modified Postponement; provided that references to “Averaging Date” and “Valuation Date” or “Scheduled Valuation Date” in Section 6.7(c)(iii) of the Equity Definitions shall be deemed to mean “Initial Calculation Date” and “Initial Calculation Period End Date”, respectively.  Notwithstanding anything to the contrary herein or in the Equity Definitions, if a Market Disruption Event occurs on any Initial Calculation Date, the Calculation Agent may determine that such Initial Calculation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall designate the Valid Date determined pursuant to Section 6.7(c)(iii) of the Equity Definitions as the Initial Calculation Date for the remaining portion, (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day and (iii) the Calculation Agent shall determine the Amendment and Restatement Reference Price, as applicable, by an appropriately weighted average rather than an arithmetic average.  Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Forward Floor Price:	Shall be determined using the Reference Price and the table set forth in Schedule A.
Forward Cap Price:	Shall be determined using the Reference Price and the table set forth in Schedule A.
Final Disruption Date:	September 18, 2019
For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	August 30, 2019	1,110,334
2	September 3, 2019	1,110,334
3	September 4, 2019	1,110,335

Counterparty hereby agrees (a) to check this February 2019 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this February 2019 Supplemental Confirmation relates by manually signing this February 2019 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.
Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ James Heathcote
Authorized Representative

Confirmed as of the date first above written:

CACTUS HOLDING COMPANY, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee of the Manager

[Signature Page to February 2019 Supplemental Confirmation for Cactus I Forward]

SCHEDULE A

Reference Price	Forward Floor Price	Forward Cap Price
USD 29.00	USD 29.00	USD 34.80
USD 30.00	USD 30.00	USD 36.00
USD 31.00	USD 31.00	USD 37.20
USD 32.00	USD 32.00	USD 38.40
USD 33.00	USD 35.00	USD 41.50

If the exact Reference Price is not set forth in the table and is between two Reference Prices on the table, the Forward Floor Price and the Forward Cap Price shall each be determined by a straight-line interpolation, with reference to the next higher and next lower Reference Prices (and if the exact Reference Price exceeds the highest or is below the lowest Reference Price in the table, the Forward Floor Price and the Forward Cap Price shall each be extrapolated from the table by the Calculation Agent in a commercially reasonable manner).  The Forward Floor Price and Forward Cap Price shall each be rounded to the nearest 0.0001.

Back to Schedule 13D/A